Exhibit 99.1

Contact:	Robert Volke - SVP, Chief Financial Officer
Jason Freuchtel - Director, Investor Relations
(205) 380-7121

HIBBETT REPORTS FIRST QUARTER RESULTS

•GAAP Loss Per Share of ($0.92); Adjusted Diluted Earnings Per Share of $0.31
•Same Store Sales Decline 19.5%; E-Commerce Sales Increase 110.5%
•Strong Balance Sheet Provides Ample Liquidity; Cash Flow Provided by Operations of $3.9 Million

BIRMINGHAM, Ala. (May 26, 2020) - Hibbett Sports, Inc. (Nasdaq/GS: HIBB), an athletic-inspired fashion retailer, today provided financial results for its first quarter ended May 2, 2020, and business updates.

Mike Longo, President and Chief Executive Officer, stated, “I am extremely proud of the Hibbett team. Through their hard work and dedication, we were able to produce strong results during this very challenging retail environment. When COVID-19 struck, we decided to have our customers and team members navigate us through these uncharted waters. In other words, if our customers had essential needs and wanted to shop, and our team was eager to service our loyal customers, then Hibbett would wholeheartedly support them. In conjunction with state and local authorities, we remained open, where prudent, and ran our stores in a way that was both safe for our team members and customers. At the same time, we reinforced our best-in-class digital platform with extra product, marketing, and an emphasis on fulfillment from the distribution centers and the stores, including curbside pick-up. As a result, we gained many first-time customers. Through the hard work of our Hibbett Sports and City Gear stores, the dedication of our distribution center employees and the seven day a week work from our people in the Store Support Center, we accomplished a result that we believe sets us apart from the majority of retail.”

Mr. Longo continued, “We have a strong business model, talented employees and a resilient customer base. Our ability to react, adapt and execute successfully in a constantly changing environment further reinforces the opportunities ahead of us. I believe the Company will emerge from this crisis stronger than ever.”

Adapting to the COVID-19 Business Environment

Throughout this challenging time, the Company was able to navigate a rapidly changing retail landscape by leveraging omni-channel and distribution capabilities, having access to and availability of in-demand products, taking decisive action to protect liquidity and demonstrating the ability to reopen stores quickly when circumstances allowed. A few highlights include:
•Total comp sales were down less than 20% versus the prior year despite having our store fleet open for approximately 60% of the total available selling days in the quarter.
•Digital traffic was up over 80% and conversion increased 26% for the quarter compared to the prior year. Over 40% of online sales in the second half of the quarter were new customers.
•Inventory allocation systems and distribution infrastructure ramped up to support increased online demand.
•The Merchandise team proactively managed the flow of goods in collaboration with our vendor partners, resulting in a decrease in year-over-year inventory and an inventory balance that remained in line with demand.
•Worked with merchandise and non-merchandise vendors to extend terms.

•Converted two unsecured, demand lines of credit into a single secured line of credit with a one-year term.
•Nearly 700 stores were open to the public at the end of the quarter and over 1,000 are open today. Many reported significant comparable sales increases upon their reopening.

In addition, the Company continues to be proactive in protecting the health and safety of our team members and customers and all locations are subject to the following safety guidelines:
•Stores are being extensively cleaned on a daily basis.
•The number of customers allowed in stores open to the public is limited and social distancing is being practiced and maintained.
•Store employees or customers exhibiting any symptoms are not permitted to enter the store.
•Hand sanitizer is readily available to all team members and customers.
•Curbside pick-up is available for all Buy Online, Pick-up In-Store orders where allowed.
•Contactless payment is available in all stores.

For more information, please visit www.hibbett.com/shop-safely-in-stores.html.

First Quarter Results

Net sales for the 13-week period ended May 2, 2020, decreased 21.4% to $269.8 million compared with $343.3 million for the 13-week period ended May 4, 2019. Comparable store sales decreased 19.5%, but e-commerce sales grew by 110.5% and represented 22.3% of total net sales for the first quarter. The decline in overall sales was mainly due to the large number of stores that were closed entirely or limited to fulfill e-commerce orders and curbside pick-up which began in March. Hibbett Sports and City Gear stores began to reopen to customer traffic toward the end of April as permitted by the Company’s landlords and the communities the Company serves.

Gross margin was 27.5% of net sales for the 13-week period ended May 2, 2020, compared with 34.5% of net sales for the 13-week period ended May 4, 2019. The approximate 700 basis point decrease was driven by the significant mix shift toward e-commerce sales, which carry a lower margin due to incremental shipping costs, and a $5.1 million increase in inventory valuation reserves. Excluding certain COVID-19 expenses, non-GAAP gross margin was 29.4% compared to non-GAAP gross margin of 34.8% in the prior year.

Store operating, selling and administrative (SG&A) expenses including goodwill impairment was 33.1% of net sales for the 13-week period ended May 2, 2020, compared with 21.6% of net sales for the 13-week period ended May 4, 2019. A large portion of this increase resulted from impacts related to COVID-19. This included non-cash intangible asset impairments triggered by a significant decrease in the market valuation of the Company and payroll costs to support team members at closed stores. These charges were partially offset by a favorable adjustment to the earnout liability related to the City Gear acquisition. On a non-GAAP basis, comparable SG&A expenses increased approximately 280 basis points to 23.9% of net sales for the 13-week period ended May 2, 2020, from 21.1% of net sales for the 13-week period ended May 4, 2019, mainly due to the deleveraging impact of the sales shortfall.

Net loss for the 13-week period ended May 2, 2020, was $15.3 million, or $0.92 per share, compared with net income of $27.9 million, or $1.50 per diluted share for the 13-week period ended May 4, 2019. On an adjusted basis, net income for the 13-week period ended May 2, 2020, was $5.2 million, or $0.31 per diluted share, compared with adjusted net income for the 13-week period ended May 4, 2019 of $29.8 million, or $1.61 per diluted share.

For the quarter, the Company opened three stores, rebranded two Hibbett stores to City Gear stores and closed eight stores, bringing the store base to 1,078 in 35 states as of May 2, 2020. Store closures primarily included underperforming stores but also included Hibbett stores closed for rebranding.

Balance Sheet and Stock Repurchases

Hibbett ended the first quarter of Fiscal 2021 with $106.2 million of available cash and cash equivalents on the unaudited condensed consolidated balance sheet. As of May 2, 2020, the Company had $50.0 million of debt outstanding and $25.0 million available under its $75.0 million secured credit facility.

Inventory at the end of the first quarter of Fiscal 2021 was $242.0 million, a 2.6% decrease compared to the prior year first quarter. The Company’s ability to support strong e-commerce demand throughout the pandemic in conjunction with aggressive inventory management and an increase in the lower of cost or market reserve were the main drivers of the inventory reduction.

During the first quarter, the Company repurchased 458,913 shares of common stock for a total expenditure of $10.2 million, including 30,895 shares acquired from holders of restricted stock unit awards to satisfy tax withholding requirements of $0.4 million. All shares acquired under the Company’s share repurchase plan were executed via a 10b5-1 plan that was put in place prior to the COVID-19 pandemic. Approximately $143.3 million remained authorized for future stock repurchases through January 29, 2022.

Fiscal 2021 Outlook

Due to the continued uncertainty regarding the overall impact COVID-19 will have on its business, the Company is not providing a full-year outlook at this time.

Investor Conference Call and Simulcast

Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Tuesday, May 26, 2020, to discuss first quarter results. The number to call for the live interactive teleconference is (212) 271-4651. A replay of the conference call will be available until June 2, 2020, by dialing (402) 977-9140 and entering the passcode, 21960892.

The Company will also provide an online Web simulcast and rebroadcast of its first quarter conference call. The live broadcast of Hibbett’s quarterly conference call will be available online at www.hibbett.com under Investor Relations on May 26, 2020, beginning at 10:00 a.m. ET. The online replay will follow shortly after the call and be available for replay for 30 days.

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with approximately 1,100 stores under the Hibbett Sports and City Gear banners, primarily located in small and mid-sized communities. Founded in 1945, Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan, Adidas, and Under Armour. Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com or www.citygear.com. Follow us @hibbettsports and @citygear.

About Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including adjusted net income, earnings per share, gross margin and SG&A expenses as a percentage of net sales. Management believes these non-GAAP financial measures are useful to investors to facilitate comparisons of our current financial results to historical operations and the financial results of peer companies, as they exclude the effects of items that may not be indicative of, or are unrelated to, our underlying operating results, such as expenses related to the COVID-19 pandemic, the acquisition of City Gear and our accelerated store closure plan in Fiscal 2020. The costs related to the COVID-19 pandemic include impairment charges of goodwill, tradename and other assets, change in the contingent earnout valuation, paid-not-worked labor costs net of related tax credits and excess lower of cost or market (LCM) inventory reserve charges. The costs related to the acquisition of City Gear include amortization of inventory step-up value, professional service fees, change in valuation of the contingent earnout, legal and accounting fees. Costs related to the strategic realignment plan included lease and equipment impairment costs, third party liquidation fees, store exit costs, and residual net lease costs and were specific to Fiscal 2020.

While our management uses these non-GAAP financial measures as a tool to enhance their ability to assess certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial statements. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial statements, allows for greater transparency in the review of our financial and operational performance. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

For a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with GAAP, please see the sections titled “GAAP to Non-GAAP Reconciliation” that accompany this press release.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as our Fiscal 2021 outlook, future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company's business and operations, including future cash flows, revenues, and earnings, the impact of COVID-19 on our business and other such matters, are forward-looking statements. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changed in general economic or market conditions that could affect overall consumer spending or our industry; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to successfully execute our strategic realignment and realize its expected benefits; our ability to effectively drive operational efficiency in our business; the potential impact of new trade, tariff and tax regulations on our profitability; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; the impact of public health crises, including COVID-19, or other significant or catastrophic events; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to successfully manage or realize expected results from acquisition, including our acquisition of City Gear, and other significant investments or capital expenditures; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract key talent and retain the services of our senior management and key employees.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in our most recent Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	13-Weeks Ended
	May 2, 2020		May 4, 2019
		% to Sales		% to Sales
Net sales	$269,837		$343,295
Cost of goods sold	195,690	72.5%	224,692	65.5%
Gross margin	74,147	27.5%	118,603	34.5%
Store operating, selling and administrative expenses	69,673	25.8%	74,038	21.6%
Goodwill impairment	19,661	7.3%	—	—%
Depreciation and amortization	6,870	2.5%	7,223	2.1%
Operating (loss) income	(22,057)	(8.2)%	37,342	10.9%
Interest income, net	170	0.1%	46	—%
(Loss) income before provision for income taxes	(22,227)	(8.2)%	37,296	10.9%
(Benefit) provision for income taxes	(6,940)	(2.6)%	9,439	2.7%
Net (loss) income	$(15,287)	(5.7)%	$27,857	8.1%

Basic (loss) earnings per share	$(0.92)		$1.52
Diluted (loss) earnings per share	$(0.92)		$1.50

Weighted average shares outstanding:
Basic	16,546		18,308
Diluted	16,546		18,535

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	May 2, 2020	February 1, 2020	May 4, 2019
Assets
Cash and cash equivalents	$106,205	$66,078	$116,963
Inventories, net	241,984	288,011	248,548
Other current assets	32,305	18,423	21,279
Total current assets	380,494	372,512	386,790

Property and equipment, net	97,771	100,956	107,673
Operating right-of-use assets	219,436	229,155	224,870
Finance right-of-use assets, net	2,548	2,250	2,228
Goodwill	—	19,661	19,661
Tradename intangible asset	23,500	32,400	32,400
Deferred income taxes, net	11,429	8,996	3,216
Other noncurrent assets	3,391	3,829	3,868
Total assets	$738,569	$769,759	$780,706

Liabilities and Stockholders’ Investment
Accounts payable	$98,149	$131,662	$105,834
Operating lease liabilities	66,791	60,649	66,268
Credit facilities	50,000	—	26,000
Finance lease obligations	876	886	973
Accrued expenses	27,832	40,464	22,926
Total current liabilities	243,648	233,661	222,001

Long-term operating lease liabilities	185,035	190,699	188,839
Long-term finance lease obligations	1,994	1,704	1,777
Other noncurrent liabilities	3,325	14,712	10,907
Stockholders' investment	304,567	328,983	357,182
Total liabilities and stockholders' investment	$738,569	$769,759	$780,706

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Supplemental Information
(Unaudited)

	13-Weeks Ended
	May 2, 2020	May 4, 2019
Sales Information
Net sales (decrease) increase	(21.4)%	25.0%
Comparable sales (decrease) increase	(19.5)%	5.1%

Store Count Information
Beginning of period	1,081	1,163
New stores opened	3	3
Rebranded stores	2	2
Stores closed	(8)	(24)
End of period	1,078	1,144

Estimated square footage at end of period (in thousands)	6,088	6,446

Balance Sheet Information
Average inventory per store	$224,475	$217,262

Share Repurchase Information
Shares purchased under our Program	428,018	230,000
Cost (in thousands)	$9,748	$4,799
Settlement of net share equity awards	30,895	29,432
Cost (in thousands)	$424	$556

HIBBETT SPORTS, INC. AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share amounts)
(Unaudited)

	13-Week Period Ended May 2, 2020
	GAAP Basis (As Reported)	Acquisition(1)	COVID-19(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$195,690	$—	$5,089	$190,601	70.6%
Gross margin	$74,147	$—	$5,089	$79,236	29.4%
SG&A expenses	$69,673	$654	$4,433	$64,586	23.9%
Goodwill impairment	$19,661	$—	$19,661	$—	—%
Operating (loss) income	$(22,057)	$654	$29,183	$7,780	2.9%
(Benefit) provision for income taxes	$(6,940)	$204	$9,112	$2,376	0.9%
Net (loss) income	$(15,287)	$450	$20,072	$5,235	1.9%

Diluted (loss) earnings per share(3)	$(0.92)	$0.03	$1.21	$0.31

1) Excluded acquisition amounts during the 13-week period ended May 2, 2020, related to the acquisition of City Gear, LLC consist primarily of accounting and professional fees.
2) Excluded amounts during the 13-week period ended May 2, 2020, related to COVID-19 consist primarily of non-cash LCM reserve charges in cost of goods sold and impairment (goodwill, tradename and other assets) costs, change in valuation of contingent earnout and paid-not-worked salaries net of related tax credits.
3)Weighted average diluted shares outstanding were not adjusted for dilutive options and restricted stock in the calculation of GAAP loss per share.

	13-Week Period Ended May 4, 2019
	GAAP Basis (As Reported)	Acquisition(1)	Strategic Realignment(2)	Non-GAAP Basis (As Adjusted)
					% to Sales
Cost of goods sold	$224,692	$956	$—	$223,736	65.2%
Gross margin	$118,603	$956	$—	$119,559	34.8%
SG&A expenses	$74,038	$734	$900	$72,404	21.1%
Operating income	$37,342	$1,690	$900	$39,932	11.6%
Provision for income taxes	$9,439	$428	$228	$10,095	2.9%
Net income	$27,857	$1,262	$672	$29,791	8.7%

Diluted earnings per share	$1.50	$0.07	$0.04	$1.61

1) Excluded acquisition amounts during the 13-week period ended May 4, 2019, related to the acquisition of City Gear, LLC consists primarily of amortization of inventory fair-market value step-up in COGS and legal, accounting and professional fees in SG&A.
2) Excluded strategic realignment amounts during the 13-week period ended May 4, 2019, related to our accelerated store closure plan and consists of impairment costs net of reductions in lease liabilities related to accelerated store closures.
-End of Exhibit 99.1-